SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 20, 2013

Date of Report (Date of earliest event reported)

CACI International Inc

(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road

Arlington, Virginia 22201

(Address of principal executive offices)(ZIP code)

(703) 841-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240a.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240a.13e-4(c))

ITEM 5.02(e):	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)	Effective February 19, 2013, the Company removed Dan Allen as President and CEO of the Company.

(c)	Effective February 20, 2013, the Company appointed Kenneth Asbury to the position of President and Chief Executive Officer of the Company.

Biographical information about Mr. Asbury is as follows:

Prior to joining CACI, Mr. Asbury, age 58, was employed by Lockheed Martin from 1984 to 2011, where he oversaw Lockheed Martin’s Technical Operations, Mission Services and Civil businesses. Lockheed Martin is not a parent, subsidiary or other affiliate of the Company.

Mr. Asbury spent nearly 30 years at Lockheed Martin in a number of leadership roles. Prior to joining CACI, he was President of the Civil Business Group, and that unit saw $3.7 billion in sales in 2009 and more than $6 billion in new contract orders. While at Mission Services, Asbury delivered double digit sales and achieved a 75 percent new business win rate. After Lockheed he joined ASRC Federal, where as president and chief executive officer, he was responsible for setting the strategic direction of the company’s Federal enterprise and driving growth and development for all of its subsidiaries.

There was no arrangement or understanding pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Asbury and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Asbury was a participant.

The Board of Directors also approved an Employment Agreement in connection with Mr. Asbury’s role as President and Chief Executive Officer of the Company. Under the terms of the agreement, Mr. Asbury will receive a base salary of $750,000 and an incentive bonus target, which is based upon achievement of Company profitability, revenue, and other operational goals, of $1,000,000. Mr. Asbury will also receive a long-term incentive stock grant in the form of 300,000 performance-based restricted stock units that vest in three equal annual increments beginning on the third anniversary of his employment. Also under the agreement, assuming a termination event (termination by CACI without cause as defined in the agreement or a resignation by Mr. Asbury for “good reason” as defined in the agreement) occurs, Mr. Asbury will receive a severance payment equal to 24 months base salary, continued participation in CACI’s health care coverage for a one-year period, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

If a termination event occurs within one year following a change of control of CACI, Mr. Asbury will receive a termination payment equal to 24 months base salary, continued participation in CACI’s health care coverage for a one-year period, and two times his average bonus payments for the five fiscal years immediately preceding the termination, and any bonus amounts due to him that would otherwise be payable under the annual incentive program for the fiscal year of termination.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	A copy of the press release dated February 20, 2013 announcing Mr. Asbury’s appointment as President and Chief Executive Officer is attached hereto as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc
Registrant

By:	/s/ Arnold D. Morse

Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary